EXHIBIT 10.4

                           ARTICLE OF MERGER OF T.A. CORP.

                                         INTO

                                FAR WEST PUMP COMPANY

          Pursuant to the provisions of Section 10-1105 of the Arizona General Corporate Law, T. A. CORP., an Arizona corporation ("Merging Corporation") and FAR WEST PUMP COMPANY, an Arizona corporation ("Surviving Corporation") entered into the following Articles of Merger.

               1.   Merging  Corporation  shall  be  merged  into Surviving
          Corporation.

               2. The shares of common stock of Merging Corporation shall become shares of common stock of Surviving Corporation. Each share of common stock of Surviving Corporation, which is outstanding immediately prior to the consummation of the merger, shall be converted into 650 shares of $.0001 par value per share common stock of Provantage, Inc. Surviving Corporation shall, as a result thereof, become a wholly-owned subsidiary of Provantage, Inc.

               3. The holders of all of the outstanding shares of capital stock of Merging Corporation approved these Articles of Merger.

               4. The holders of all of the outstanding shares of capital stock of Surviving Corporation approved these Articles of Merger.

               5. Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

               6. The effect of the merger and the effective date of the merger are as prescribed by law.